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                                                                  EXHIBIT 11

                                    ADTRAN, INC

        WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
              For the Three Months Ended March 31, 1996 and 1997

                                                          Three Months Ended
                                                              March 31,
                                                        1996            1997
                                                        ----            ----
Weighted average common shares outstanding.......... 38,295,634     39,030,371
Net weighted average common stock
   options outstanding  under the treasury
   stock method.....................................  1,253,472        526,759
                                                     ----------      ---------
Weighted average common  and common
   equivalent shares  outstanding................... 39,549,106     39,557,130
                                                     ==========     ==========


Net income.........................................  $8,623,388     $9,522,268
                                                     ==========     ==========


Net income per common and common.....
   equivalent share...............................   $      .22     $      .24
                                                     ==========     ==========


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